Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

February 2, 2012

CFO Commentary on Fourth Quarter/Fiscal Year 2011 Financial Results, and

Preliminary 2012 Outlook

Financial Information

Please reference accompanying financial information in the corresponding earnings release at http://investor.columbia.com/results.cfm

Conference Call

The company will host a conference call on Thursday, February 2, 2012 at 5:00 p.m. EDT to review fourth quarter and FY2011 results and preliminary 2012 financial outlook. To participate, please dial (877)407-9205 in the U.S The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until February 1, 2013.

Summary

We achieved record fourth quarter net sales of $526.1 million, an increase of 15 percent compared to fourth quarter 2010. Fourth quarter 2011 operating income increased $13.5 million, or 36 percent, to $50.5 million. Fourth quarter net income increased $10.5 million, or 40 percent, to $36.7 million, or $1.08 per diluted share, compared to net income of $26.2 million, or $0.77 per diluted share, for the fourth quarter of 2010.

Fiscal year 2011 net sales totaled $1.694 billion, an increase of 14 percent compared to 2010, including approximately 3 percentage points of benefit from changes in foreign currency exchange rates. 2011 operating income increased $33.1 million, or 32 percent, to $136.4 million, or 8.1 percent of sales, compared to $103.3 million, or 7.0 percent of sales in 2010. Net income increased 34 percent to $103.5 million, or $3.03 diluted per share, compared to $77.0 million or $2.26 per diluted share in 2010.

Fourth Quarter Financial Results

(All comparisons are between fourth quarter 2011 and fourth quarter 2010, unless otherwise noted.)

Net Sales:

Unseasonably warm winter weather across the northern hemisphere muted demand for outerwear and cold-weather footwear during the quarter, resulting in higher order cancellations and lower reorders from the company’s wholesale customers, as well as lower than expected direct-to-consumer sales. The impact was felt to varying degrees across all of the company’s brands and geographic regions, and caused full year sales to finish slightly below the company’s October 2011 outlook.

Brands: Double-digit growth from Columbia and Sorel brands, high single-digit Mountain Hardwear growth

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Columbia brand net sales increased $51.5 million, or 14 percent, to $416.5 million, with growth contributed by every region. The Latin America & Asia Pacific (LAAP) region contributed almost half of the growth, benefiting from earlier shipments of distributors’ spring 2012 advance orders. The U.S. generated most of the remainder of the growth. All product categories contributed, with Outerwear and Sportswear combining for more than two-thirds of the growth.

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Sorel brand net sales increased $13.8 million, or 27 percent, to $64.3 million, driven primarily by the U.S. region along with double-digit growth in the EMEA and LAAP regions, partially offset by a decline in Canada.

•	Mountain Hardwear brand net sales increased $3.4 million, or 9 percent, to $43.2 million, primarily from growth in the U.S.

•	Montrail footwear sales increased 11 percent to $2.1 million.

Regions: Double-digit growth in the U.S. and LAAP regions, high single-digit growth in EMEA

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U.S. net sales increased $34.4 million, or 13 percent, to $292.9 million, driven by double-digit growth in wholesale and direct-to-consumer sales. The company operated 51 retail stores during the fourth quarter of 2011 compared with 49 during the same period in 2010.

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Net sales in the LAAP region increased $27.8 million, or 29 percent, to $124.3 million, including a 3 percentage point benefit from changes in currency exchange rates. Net sales to LAAP distributors increased 82 percent, primarily reflecting earlier shipments of Spring 2012 advance orders. Japan net sales increased 17 percent, driven primarily by the Columbia brand, and included a 7 percentage point benefit from changes in currency exchange rates. Net sales in Korea increased 13 percent, with a neutral currency effect.

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Net sales in the EMEA region increased $6.5 million, or 9 percent, to $77.1 million, including a 1 percentage point negative effect from changes in currency exchange rates. Comparable growth in the Columbia and Sorel brands were partially offset by a decline in the Mountain Hardwear brand, due, in part, to transitioning from an independent distributor to a direct wholesale business model in the U.K.

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Net sales in Canada were essentially unchanged at $31.8 million, including a 1 percentage point negative effect from changes in currency exchange rates. Low teens growth in the Columbia brand was offset by a decline in Sorel sales.

Product Categories: Double-digit growth in every category

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Footwear net sales increased $23.5 million, or 23 percent, reflecting the 27 percent growth in Sorel brand net sales, as well as high-teen percentage growth in Columbia brand footwear fueled by increases in the LAAP and U.S. regions.

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Global Outerwear net sales grew $22.9 million, or 11 percent, to $228.8 million, driven almost entirely by the Columbia brand. Sportswear net sales increased $18.1 million, or 15 percent, to $137.4 million, primarily on growth from the Columbia brand, along with contribution from the Mountain Hardwear brand. Both product categories benefited from earlier shipment of international distributors’ advance Spring 2012 orders in the fourth quarter of 2011, compared with last year when a larger proportion of their Spring 2011 advance orders shipped in the first quarter of 2011.

•	Accessories & Equipment net sales increased $4.3 million, or 15 percent, primarily on increased net sales of the Columbia brand in all four geographic regions.

Gross Margin: 80 basis point improvement on lower air freight charges

Fourth quarter 2011 gross margins were 42.5 percent, an increase of approximately 80 basis points, predominantly driven by lower airfreight costs compared to fourth quarter 2010 and slightly favorable foreign currency hedge rates; partially offset by:

•	a higher volume of promotional and close-out product sales,

•	increased proportion of shipments to EMEA and LAAP distributors which carry lower gross margins than direct wholesale and direct-to-consumer sales, and

•	increased product costs.

Selling, General and Administrative (SG&A) Expense: 30 basis points of leverage

Fourth quarter 2011 SG&A expense increased 14 percent, to $178.6 million, representing 34.0 percent of net sales, compared to 34.3 percent in last year’s fourth quarter. The $21.6 million increase was primarily the result of:

•	expansion of direct-to-consumer operations globally, including a net increase of $3.2 million in store impairment charges,

•	increased advertising spend,

•	additions to staff to support business initiatives and growth,

•	information technology initiatives, including our ERP implementation, and

•	unfavorable effects of currency translations.

Operating Income: 36 percent growth on 15 percent sales growth

Operating income increased 36 percent to $50.5 million, representing a 9.6 percent operating margin, versus operating income of $37.0 million, or 8.1 percent operating margin, in the fourth quarter of 2010. Operating margin expansion was driven primarily by lower air freight and operating margin leverage in our direct-to-consumer business.

Income tax expense equated to a 27.3 percent tax rate, compared to a 30.1 percent rate in fourth quarter 2010. Our effective income tax rate decreased primarily because we earned a higher proportion of our income from foreign jurisdictions with tax rates that are generally lower than the U.S. tax rate.

Net Income: 40 percent growth on 15 percent sales growth

Net income increased 40 percent to $36.7 million, or $1.08 per diluted share, compared with net income of $26.2 million, or $0.77 per diluted share, in fourth quarter 2010.

Balance Sheet: Strong cash position, inventory units down 15 percent, receivables up in line with sales

The balance sheet remains very strong with cash and short-term investments totaling $243.9 million compared to $303.1 million at the same time last year. At December 31, 2011, approximately 29 percent of our cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the Company.

Consolidated accounts receivable at December 31, 2011 increased 17 percent, to $351.5 million, compared to $300.2 million one year ago, which is generally in line with the 15 percent increase in fourth quarter net sales and the corresponding growth in our wholesale and distributor sales channels.

Consolidated inventories at December 31, 2011 totaled $365.2 million, an increase of $50.9 million, or 16 percent, from the same time last year. Higher average unit costs accounted for all of the inventory dollar increase, on lower units. Approximately 87 percent of the December 31, 2011 inventory balance consists of current inventory from the Fall 2011 and Spring 2012 seasons.

FY2011 Financial Results: Net income increased 34 percent on 14 percent sales growth

(All comparisons are between fiscal 2011 and fiscal 2010, unless otherwise noted.)

Net sales grew $210.5 million, or 14 percent, to a record $1.694 billion, including a 3 percentage point benefit from changes in currency exchange rates. Double-digit sales growth was generated by the Columbia, Sorel and Mountain Hardwear brands, both apparel and footwear product categories, and every international region.

Our global direct-to-consumer business grew to represent approximately 25 percent of 2011 net sales as compared to approximately 23 percent in 2010.

Gross margins expanded 100 basis points to 43.4 percent due primarily to lower airfreight costs, favorable foreign currency hedge rates, partially offset by higher input costs, a higher volume of close-out product sales and an increased proportion of shipments to EMEA and LAAP distributors which carry lower gross margins than direct wholesale and direct-to-consumer sales.

SG&A expenses increased $80.6 million, or 15 percent, to $614.7 million, representing 36.3 percent of sales compared to 36.0 percent in 2010. The increased operating expenses were a result of the same factors noted above in the fourth quarter analysis. Advertising expense in 2011 was approximately 5.0 percent of sales, compared with 5.3 percent in 2010.

Net licensing income increased $7.8 million, or 97 percent, to $15.8 million, primarily due to increased apparel and footwear licensing income in the LAAP region.

Operating income increased $33.1 million, or 32 percent, to $136.4 million, or 8.1 percent of sales, compared to $103.3 million, or 7.0 percent of sales in 2010. Operating margin expansion was driven by lower air freight and operating margin leverage in our direct-to-consumer business.

The full year 2011 income tax rate was 24.8 percent compared to 26.6 percent in 2010. Our effective income tax rate decreased primarily because we earned a higher proportion of our income from foreign jurisdictions with tax rates that are generally lower than the U.S. tax rate.

Net income for 2011 increased 34 percent to $103.5 million, or $3.03 per diluted share, compared to $77.0 million or $2.26 per diluted share in 2010.

Fiscal Year 2011 Cash Flow

Net cash provided by operations for the year ended December 31, 2011 was $63.8 million, compared to $23.5 million in 2010. The $40.3 million favorable change was due primarily to increased operating profits, combined with a reduction in the rate of growth of accounts receivable and inventory, partially offset by a reduction in the rate of growth of accounts payable and accrued liabilities, an increase in prepaid expenses and a decrease in income taxes payable.

Capital expenditures totaled $79.4 million compared to $29.8 million in 2010. The increase in capital expenditures consisted primarily of the purchase of a new distribution center and headquarters facility in Canada during the fourth quarter of 2011, and capitalized costs associated with the company’s IT initiatives and ERP implementation.

The company paid cash dividends of $29.1 million during 2011 and repurchased 398,000 shares of common stock at an aggregate price of approximately $20.0 million. Approximately $59 million remains under the current share repurchase program. The repurchase program does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Preliminary 2012 Outlook

Our preliminary fiscal year 2012 outlook assumes:

•	low single-digit percent increase in net sales, including expansion of the company’s global direct-to-consumer platform;

•	slight expansion of gross margins, reflecting selective price increases to offset higher input costs and favorable foreign currency hedge rates;

•	increased licensing income, partially offset by

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slight expansion in SG&A expenses as a percentage of net sales, driven by the anniversary effect of 2011 investments, expansion of the direct-to-consumer platform, and continued investment in information technology and ERP implementation; and

•	a full year tax rate of 27 to 28 percent.

This outlook contemplates slightly improved 2012 operating margins in comparison to the 8.1 percent operating margin achieved in 2011. The company is currently implementing cost containment measures with the goal of limiting 2012 selling, general and administrative expense growth to a rate comparable to anticipated 2012 sales growth. The benefits of the company’s cost containment measures are expected to accrue primarily to the second half of 2012. These factors are expected to result in operating margin deleverage during the first half of 2012, offset by operating margin leverage in the second half of 2012.

We are currently projecting 2012 capital expenditures in the range of $60 to $65 million, which are equally split between direct-to-consumer, information technology and maintenance/project capital.

First Quarter 2012 Outlook

We expect first quarter 2012 net sales to increase up to approximately 1% from first quarter 2011 net sales of $333.1 million, primarily reflecting high single-digit growth in global direct-to-consumer sales, (on top of 27 percent growth in global direct-to-consumer sales in the first quarter of 2011), offset by a slight decline in the company’s wholesale business globally, resulting primarily from the effect of earlier shipments of Spring 2012 advance orders to international distributors in Q4 2011. We expect operating margin deleverage of approximately 425 to 500 basis points, with an approximate 60 basis point decrease in gross margins, together with approximately 350 to 425 basis points of SG&A expense deleverage as well as decreased licensing income. The expected decrease in first quarter gross margin assumes the effect of higher input costs and a higher proportion of close-out product sales at lower gross margins, partially offset by favorable foreign currency hedge rates. Anticipated first quarter SG&A growth is driven primarily by the anniversary effect of investments made throughout 2011 and slightly higher information technology spending.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

Important Note Regarding Change in the Company’s Financial Outlook Protocol

Our business and internal management processes have evolved significantly in recent years, including a broader geographic scope, larger international distributor and direct-to-consumer operations, increased automatic replenishment programs and changes in the multiple data points we use to plan our business. As a result of the company evaluating and modifying its business processes in connection with its planned ERP implementation, we have concluded that the practice of providing two seasonal backlog reports as of March 31 and September 30 has become anachronistic and is not material to an understanding of our company and our future expectations. Accordingly, the company is modifying its outlook protocol in an effort to provide greater clarity for investors and bring our public disclosures in line with how we internally plan, forecast and manage our business.

We communicate a preliminary full-year financial outlook at the beginning of the year and update that outlook on a quarterly basis, along with a detailed outlook for the ensuing fiscal quarter that includes, among other things, the most up-to-date assessment of customer commitments, retailer sell-through and consumer trends. These annual and quarterly financial outlooks provide highly relevant GAAP-basis information about anticipated sales, gross margins, SG&A expenses, operating margin, tax rate, cash flows and working capital for the respective periods, and incorporate the wide range of variables we consider in our internal management and forecasting processes.

For these reasons, beginning with the company’s first quarter results, which we expect to report in April 2012, the company will discontinue providing semi-annual backlog and, instead, will communicate its future financial expectations by providing an annual outlook, updated quarterly, along with commentary on customer and consumer trends.

Dividends

At its regular board meeting on January 27, 2012, the board of directors authorized a quarterly dividend of $0.22 per share payable on March 8, 2012 to shareholders of record on February 23, 2012.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A and other expenses, licensing income, tax rates, product innovations, cost containment measures and restructuring costs in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this commentary, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this commentary include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure and business process initiatives; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this commentary to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.